Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION REPORTS STRONG SECOND QUARTER FINANCIAL RESULTS
ON FLAT QUARTERLY REVENUES

CLEARWATER, FLORIDA, November 14, 2008 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenues and earnings for its second fiscal quarter ended September 30, 2008.

Revenues were $9.3 million for both the quarters ended September 30, 2008 and 2007. Net income for the second fiscal quarter ended September 30, 2008 was $0.9 million or $.16 per diluted common share compared with net income of $0.4 million or $.07 per diluted common share for the fiscal quarter ended September 30, 2007.

Orders for the second quarter were $8.5 million, a decrease of $0.8 million from the same quarter last year.  Military orders were $3.6 million, a decrease of $0.2 million from the second quarter of the previous year and Commercial orders were $4.9 million, a decrease of $0.6 million from the second quarter of the prior year.

Results of operations for the quarter ended September 30, 2008 include $0.6 million of gross profit from the disposition of inventory and settlement of purchase obligations, and $0.4 million of other income from a legal settlement.

Cash and cash equivalents and short-term investments were approximately $5.5 million at September 30, 2008, an increase of approximately $1.9 million from last year-end.

Owen Farren, President & CEO said, “Although year to year the company’s results reflect the current economic conditions, Military bookings and revenue have increased in the second quarter over the first quarter as a result of the Supplemental Appropriations Act, 2008, authorizing additional military spending being signed into law on June 30.  These higher military revenues have improved our profitability, even as the company has continued to increase its engineering and development spending.  The increased engineering investments will continue to accelerate our product development and value engineering initiatives.  These developments are crucial to future revenue growth and strengthening our positions in designated key markets.”

The first quarter dividend of $.02 per share was paid on October 17, 2008 to shareholders of record on September 30, 2008.

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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2008	2007	2008	2007
Operating revenues:
Commercial	5,600	5,306	11,243	11,212
Military	3,697	3,953	6,685	7,705
	9,297	9,259	17,928	18,917

Operating expenses:
Cost of sales	5,773	6,405	11,870	13,223
Selling, general and administrative	2,147	1,864	4,081	3,586
Research, development and engineering	593	471	1,130	903
	8,513	8,740	17,081	17,712

Operating income	784	519	847	1,205
Interest and sundry income	358	38	376	37
Income before income taxes	1,142	557	1,223	1,242
Income tax expense	204	156	227	358
Net income	938	401	996	884

Earnings per common share:
Basic	0.16	0.07	0.17	0.15
Diluted	0.16	0.07	0.17	0.15

Weighted average number of common shares outstanding:
Basic	5,890,828	5,888,828	5,890,828	5,888,828
Diluted	5,899,593	5,921,154	5,901,197	5,929,621

Dividends Paid	0.02	0.02	0.04	0.04

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

		*
ASSETS	September 30,	March 31,
	2008	2007
Current assets:
Cash and cash equivalents	1,507	2,132
Short-term investments	3,992	1,495
Accounts receivable, net	5,207	6,573
Other receivables-current	892	869
Income taxes receivable	721	197
Inventories	7,915	7,788
Prepaid expenses and other current assets	220	258
Deferred income taxes	659	1,446
Total current assets	21,113	20,758

Property, plant and equipment	15,428	15,288
Less accumulated depreciation	12,028	11,604
Net property, plant and equipment	3,400	3,684

Intangible assets (net)	434	463
Other assets	37	45
	24,984	24,950
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	2,615	3,111
Accrued expenses	1,377	1,781
Dividends payable	132	132
Total current liabilities	4,124	5,024
Deferred income taxes	1	37
Total liabilities	4,125	5,061

Stockholders' equity:
Common stock	3,015	3,015
Additional paid-in capital	9,778	9,568
Retained earnings	8,106	7,346
Treasury stock, 21,500 shares at cost	(40)	(40)
Total stockholders' equity	20,859	19,889
	24,984	24,950

*The condensed consolidated balance sheet is derived from the Company's audited balance sheet as of that date.